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                                   TERM SHEET

     This Term Sheet sets forth the basic agreements and understandings between Chequemate International, Inc., a Utah corporation doing business as C3D Digital (the "Company") and Blaine Harris ("Harris") regarding the subject matter hereof and is intended to be a binding agreement of the parties, subject to the conditions precedent described below. The parties anticipate replacing this term sheet with a more formal and detailed agreement after satisfaction of the conditions precedent.

     1. The Company has issued to Harris its Promissory Note dated January 9, 2001 in the original principal amount of $300,000.00 (the "Note").

     2. The Note is hereby amended to provide that Harris shall have the right at any time to convert the principal and accrued interest of the Note, in full or from time to time in part, into common stock of the Company (the common stock issuable on conversion being referred to as the "Shares"). If the Company is not in default under the Note at the time of conversion (a "Normal Conversion"), the number of Shares issuable upon conversion shall equal (x) the dollar amount of principal and interest then being converted, multiplied by (y) 80% of the Market Price per share of the common stock at the time of conversion. If the Company is in default under the Note at the time of conversion (a "Default Conversion"), the number of Shares issuable upon conversion shall equal (x) the dollar amount of principal and interest then being converted, multiplied by (y) 50% of the Market Price per share of the common stock at the time of conversion; provided that if Harris only desires to convert part, rather than all, of the then current Note balance, the number of shares issuable on such Default Conversion shall be the same as for a Normal Conversion. Notwithstanding the above, prior to a default under the Note by the Company, Harris shall not be entitled to exercise his conversion at any one time to receive Shares which, combined with other common stock owned by him, represents more than 4.99% of the Company's voting securities. The "Market Price" will be the average of the last sale price of the common stock during normal trading hours on the principal market for the common stock (or the average of the closing bid and asked prices if the common stock trades in a market in which last sales prices are not reported) for the five trading days preceding the day on which Harris elects to convert.

     3. The Company hereby grants Harris so-called "piggyback " registration rights to include the Shares in any registration statement under the Securities Act of 1933 filed by or on behalf of the Company (other than registrations on Form S-8, S-4 or their successor forms) with respect to the sale of equity securities by the Company or its shareholders. Prior to filing a registration statement, the Company will notify Harris of its intent to file and will allow Harris an opportunity to include Shares therein; provided that Harris will not be required to convert the Note into the Shares included in the registration statement until immediately prior to the effectiveness of the registration. The Company has represented to Harris that it intends to file a registration statement within the next six months in which Shares may be included. If the Shares to be included were issued in a Default Conversion, all of such the Shares shall be includable in the next effective registration filed following default without regard to any cutback, holdback or priority provisions. The costs of such registration will be borne by the Company, other than

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underwriting discounts or commissions and taxes borne by Harris with respect to his sales.

     4. The Company will agree to release Blaine Harris, Chad Harris, Kenneth Redding, Marci Redding and TFL, LLC from any claims it may have or which it may be alleged it has against them with respect to any event or circumstance occurring prior to the date hereof.

     5. The agreements of the Company contained herein are in addition to, and not in replacement or substitution of, the Company's obligations under the Note, and the Note shall remain in full force and effect. The Company and Harris are agreeing to this Term Sheet to settle disputes between them, which each party agrees is good and valuable consideration for their respective obligations hereunder.

     6. It is a condition precedent to the effectiveness of this Term Sheet that the terms hereof be approved by the Company's current Board of Directors no later than 5:00 p.m. Eastern time, July 30, 2001. If such condition precedent is not satisfied, this Term Sheet shall be null and void AB INITIO without further action by the parties.

     7. This Term Sheet may be signed in counterpart, which shall have the same effect as if they were a single instrument. Each party may rely upon the facsimile signature of the other party as being genuine.

     The parties, intending to be legally bound, have signed this Term Sheet on this 27th day of July, 2001.


                                        CHEQUEMATE INTERNATIONAL, INC.


                                        By:
                                           ----------------------------------
                                           Chandos Mahon, President




                                        -------------------------------------
                                        Blaine Harris



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